Exhibit 99.2

WRITTEN CONSENT OF

THE SHAREHOLDERS OF

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

Please return this consent no later than 5:00 p.m. (prevailing Eastern Time) on                     , 2018, which is the final date that the Board of Directors of Cheniere Energy Partners LP Holdings, LLC (“CQH”) has set for receipt of written consents. Your shares will be tabulated and voted on the proposal as you indicate below. Any written consent returned without indicating a decision on a proposal will be voted to APPROVE that proposal.

The undersigned, being a holder of record of common shares of CQH representing limited liability company interests in CQH (“CQH Common Shares”), on                     , 2018, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the CQH Common Shares that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-                    ) of Cheniere Energy, Inc., a Delaware company (“Cheniere”), and which more fully describes the proposal below.

1.	Approval of the merger of CQH with and into Columbia Acquisition Sub LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of Cheniere, with Merger Sub continuing as the surviving entity (the “Merger”), and approval of the Agreement and Plan of Merger, dated as of June 18, 2018, as such agreement may be amended from time to time, by and among Cheniere, Merger Sub and CQH.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to CQH by faxing it to Cheniere Energy Partners LP Holdings, LLC, Attention: Corporate Secretary, at 713-375-3600, by emailing a .pdf copy of your written consent to corporatesecretary@cheniere.com or by mailing your written consent to Cheniere Energy Partners LP Holdings, LLC at 700 Milam Street, Suite 1900, Houston, Texas 77002, Attention: Corporate Secretary.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE LATER OF                     , 2018 AND THE DATE OF RECEIPT BY CQH OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING CQH COMMON SHARES BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH CQH’S CORPORATE SECRETARY.

IF AN INDIVIDUAL:		IF AN ENTITY:

(please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:		Title:
	(please print or type full title)		(please print or type full title)

Date: , 2018		Date: , 2018